                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MOOVIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   MOOVIES, INC.
                               201 BROOKFIELD PARKWAY
(LOGO MOOVIES, INC.(TM))   GREENVILLE, SOUTH CAROLINA 29607

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

TO THE STOCKHOLDERS OF MOOVIES, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of MOOVIES, INC. (the "Company") will be held at the Greenville Hyatt Regency, 220 North Main Street, Greenville, South Carolina, 29601, on May 15, 1997 at 10:30 a.m., Greenville time, for the following purposes:

          1. To elect two directors to serve until the annual meeting of stockholders in 2000 and until their successors are elected and have qualified.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 14, 1997, is attached.

     Only record holders of the Company's $.001 par value Common Stock at the close of business on March 17, 1997, will be eligible to vote at the meeting.

     Your attendance at the annual meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors:

                                          /s/ JOHN L. TAYLOR
                                          ------------------
                                          JOHN L. TAYLOR
                                          Chairman of the Board
                                          President and Chief Executive Officer

Date: April 14, 1997

     A copy of the Annual Report of Moovies, Inc. for the fiscal year ended December 31, 1996 containing consolidated financial statements is enclosed.

                                 MOOVIES, INC.
                             201 BROOKFIELD PARKWAY
                        GREENVILLE, SOUTH CAROLINA 29607
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS

     This statement is furnished for the solicitation by the Board of Directors of proxies for the annual meeting of stockholders of Moovies, Inc. ("Moovies" or the "Company") to be held on May 15, 1997, at 10:30 a.m., Greenville time, at the Greenville Hyatt Regency, 220 North Main Street, Greenville, South Carolina, 29601. The sending in of a signed proxy will not affect the stockholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely but later dated, signed proxy. Any stockholder giving a proxy may also revoke it at any time before it is exercised by giving written notice to Ross Miller, Secretary of the Company, or F. Andrew Mitchell, Assistant Secretary, at the offices of the Company.

     Holders of record of the Company's $.001 par value Common Stock at the close of business on March 17, 1997, will be eligible to vote at the meeting. The Company's stock transfer books will not be closed. At the close of business on March 17, 1997, the Company had outstanding a total of 12,354,292 shares of $.001 par value common stock. Each such share will be entitled to one vote (non-cumulative) at the meeting.

     Other than the matters set forth herein, Management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy, John
L. Taylor and F. Andrew Mitchell, will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

     This proxy statement and the attached proxy were first mailed to security holders on behalf of the Company on or about April 14, 1997. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the stockholder. If the person solicited does not specify a choice with respect to election of directors, the shares will be voted "FOR" Management's nominees for election as directors. In addition to the solicitation of proxies by the use of the mails, directors and officers of the Company may solicit proxies on behalf of Management by telephone, telegram and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses in connection therewith. The costs of soliciting proxies will be borne by the Company.

VOTING PROCEDURES AND VOTE REQUIRED

     The Secretary of Moovies, in consultation with the judges of election, who will be employees of the Company's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and shall determine whether the name signed on each proxy card corresponds to the name of a stockholder of the Company. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of the Company (consisting of a majority of the votes entitled to be cast at the Annual Meeting) exists at the Annual Meeting. Both abstentions from voting and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business. If a quorum exists and a vote is taken at the Annual Meeting, the Secretary of the Company, with the assistance of the judges of election, shall tabulate (i) the votes cast for or against each proposal and
(ii) the abstentions in respect of each proposal.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are two directorships to be filled, this means that the two individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

ELECTION OF DIRECTORS

     The proxy holders intend to vote "FOR" election of the nominees named below as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on May 15, 1997 will hold office until the Annual Meeting in 2000 and until their successors are elected and qualified.

     Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election in his stead of such other person as Management may recommend.

     The Board of Directors of the Company is in the process of reducing the number of Class B Directors from three to two, and the number of total Directors from nine to eight. Management anticipates that this reduction will be completed prior to the Annual Meeting. The nominees named below will fill the two Class B Director positions.

     The name and age of each current director whose term will continue after the Annual Meeting and each director nominee, his principal occupation and the period during which such person has served as a director, together with the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by such person and the percentage of outstanding shares of the Company's Common Stock such ownership represented at the close of business on March 31, 1997 (according to information received by the Company) is set forth below. There are no other holders of more than 5% of the outstanding shares of common stock of the Company.

  1997 Director Nominees

                                                                           SHARES OF
                                                                         MOOVIES STOCK     PERCENT OF
                                                                          BENEFICIALLY     OUTSTANDING
                                                       SERVICE              OWNED AT        SHARES OF
                NAME OF NOMINEE(1)                   AS DIRECTOR   AGE   MARCH 17, 1997   MOOVIES STOCK
                ------------------                   -----------   ---   --------------   -------------
Arthur F. Greeder, III.............................  Since 1995    50       346,400(2)         2.8%
Charles D. Way.....................................  Since 1995    44        19,000(3)           *

  Other Directors and Executive Officers

                                                                                                PERCENT OF
                                                                                   SHARES       OUTSTANDING
                                                                                BENEFICIALLY     SHARES OF
             NAME                AGE                  POSITION                     OWNED       MOOVIES STOCK
             ----                ---                  --------                  ------------   -------------
John L. Taylor.................  45    Chairman of the Board, President and        456,740(4)      3.7%
                                       Chief Executive Officer
F. Andrew Mitchell.............  43    Chief Financial Officer, Director           221,711(5)       1.8
Robert J. Klein................  49    Chief Operating Officer, Director            73,749(6)         *
Theodore J. Coburn.............  43    Director                                    150,000(7)       1.2
Douglas M. Raines..............  48    Director                                    629,149          5.1
Michael A. Yeargin.............  49    Director                                    637,649          5.2
Ross Miller....................  43    Senior Vice President, General Counsel,      13,000(8)         *
                                         Secretary
All executive officers and directors as a group (10 persons)..................   2,925,798(9)      23.2

---------------

  * Ownership represents less than 1% of outstanding shares of Moovies Common Stock.
(1) The address of the persons listed below is c/o Moovies, Inc., 201 Brookfield Parkway, Suite 200, Greenville, SC 29607.
(2) Includes 165,150 shares held jointly with Mr. Greeder's spouse.
(3) Includes 5,000 shares which are issuable upon the exercise of currently exercisable options.

(4) Includes 7,400 shares held of record by Mr. Taylor as custodian for minor children.
(5) Includes 2,000 shares held of record by Mr. Mitchell's spouse as custodian for minor children.
(6) Includes 27,083 shares held of record by XIMPEC, Inc., a corporation of which Mr. Klein is a director and stockholder. Includes 46,666 shares of Common Stock which are issuable upon the exercise of currently exercisable options.
(7) Consists of 150,000 shares which may be purchased upon exercise of a warrant that is currently exercisable.
(8) Includes 12,500 shares which are issuable upon the exercise of currently exercisable options.
(9) Includes 264,166 shares which may be purchased upon exercise of warrants and options that are currently exercisable.

     Arthur F. Greeder, III became a director of the Company in August 1995. From October 1995 to August 1995 Mr. Greeder was Vice President -- Store Development -- MidAtlantic Region for the Company and from June 1995 to October 1995 was Vice President, Chief Operating Officer -- MidAtlantic Region of the Company. From 1981 to June 1995, Mr. Greeder was President of Video Express, which merged its ten stores into the Company in August 1995.

     Charles D. Way became a director of the Company in August 1995. Since June 1988, Mr. Way has been President of Ryan's Family Steakhouses Inc. ("Ryan's"), a chain of restaurants. In October 1989 he was elected Chief Executive Officer, and in October 1992 he was elected Chairman of the Board, of Ryan's. He graduated in 1975 from Clemson University with a B.S. in Accounting. Mr. Way also serves as a director of World Acceptance Corp.

     John L. Taylor has served as President, Chief Executive Officer and director of the Company since November 1994 and as Chairman of the Board since November 1995. Mr. Taylor became President and Chief Executive Officer of the Company's predecessor, Tonight's Feature Limited Partnership II (the "Predecessor"), in September 1994. From March 1986 through July 1989 Mr. Taylor was President and Chief Operating Officer, and thereafter through July 1994 was President and Chief Executive Officer, of Ingram Entertainment, Inc., the largest video wholesaler in the United States. Mr. Taylor graduated in 1976 from the University of North Carolina, Charlotte, with a B.S. in accounting.

     F. Andrew Mitchell joined the Company in March 1995 and became Chief Financial Officer and a director of the Company at that time. From 1987 to March 1995, Mr. Mitchell was a partner with KPMG Peat Marwick LLP and was managing partner of the 70-person Greenville, South Carolina office from 1992 to March 1995. During his 20-year career with KPMG Mr. Mitchell had extensive experience servicing public and privately-held clients in the financial institution, entertainment and franchise restaurant industries. Mr. Mitchell graduated in 1975 from the University of Cincinnati with a B.B.A. in accounting.

     Robert J. Klein became Chief Operating Officer of the Company in February 1996 and became a director of the Company in May 1996. From June 1995 to February 1996 he served as Vice President, Chief Operating Officer -- Eastern Pennsylvania and New Jersey Region of the Company. From January 1994 to June 1995 Mr. Klein was President of Planet Video, which sold its two video specialty stores to the Company in August 1995. From March 1990 to May 1993, Mr. Klein was a Senior Vice President of Choices Entertainment Corporation, a video retail company. Mr. Klein received his B.S. from Temple University in 1970 and an M.A. in administration in 1975 from Villanova University.

     Theodore J. Coburn became a director of the Company in June 1995. Since 1991, Mr. Coburn has been a partner and a director of Brown, Coburn & Co., an investment banking firm. From 1986 until 1991, he was a Managing Director of Global Equity Transactions and a member of the Board of Directors of Prudential Securities. From 1983 to 1986 Mr. Coburn served as Managing Director of Merrill Lynch Capital Markets. Mr. Coburn received his B.S. from the University of Virginia in 1975 and an M.B.A. from Columbia University Graduate School of Business in 1978. Mr. Coburn serves as a director of Sage Analytics International ("Sage"), Nicholas-Applegate Growth Equity Fund, the Emerging Germany Fund, and Premiere Radio Networks, Inc. ("Premiere"), serves as a trustee of Nicholas-Applegate Mutual Funds, and serves on the compensation committees of Sage and Premiere.

     Douglas M. Raines co-founded the Predecessor in 1985 and managed the business until September 1994. Mr. Raines became a director of the Company in June 1995. From June 1995 to March 1996, Mr. Raines was Chairman of the Board and Executive Vice President -- Real Estate and Development of the Company responsible for site selection and construction for new stores. Mr. Raines resigned as Chairman of the Board in November 1995 and as Executive Vice President -- Real Estate and Development in March 1996.

     Michael A. Yeargin co-founded the Predecessor in 1985 and became a Director of the Company in June 1995. From June 1995 to March 1996, Mr. Yeargin was Executive Vice President -- Purchasing and Secretary of the Company. In March 1996, Mr. Yeargin resigned as Executive Vice President -- Purchasing.

     Ross Miller became Senior Vice President and General Counsel of the Company in January 1996 and became Secretary of the Company in March 1996. From 1994 to December 1995, Mr. Miller was corporate counsel with the Atlanta, Georgia law firm of Rogers & Hardin. From 1991 to 1994, Mr. Miller was a partner in the Chicago law firm of Schwartz, Cooper, Greenberger & Krauss. From 1986 to 1991, Mr. Miller was a partner in the Chicago law firm of Katten Muchin & Zavis. Mr. Miller received an A.B. degree from the University of North Carolina at Chapel Hill, a J.D. from the University of Michigan Law School and a L.L.M., in International and Comparative Law, from the University of Brussels. Mr. Miller is a member of the Georgia, Illinois, Texas, and New York bars.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

     Meetings of the Board of Directors. During 1996, there were five meetings of the Board of Directors.

     Director Compensation. The non-employee members of the Board of Directors of the Company are paid $5,000 per year plus $1,000 for each Board or committee meeting attended in person. In addition, directors are reimbursed for expenses incurred in connection with their services as a director.

     Audit Committee. The Company's Audit Committee consists of two non-employee directors: Mr. Coburn and Mr. Way. The Audit Committee held two meetings during 1996. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of the Company. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of the Company's independent auditors and for recommending the engagement or discharge of the Company's independent auditors.

     Compensation Committee. The Company's Compensation Committee currently consists of two directors: Mr. Coburn and Mr. Way. Prior to November 1996, the Compensation Committee consisted of Mr. Coburn and Mr. Taylor. The Compensation Committee met two times in 1996. The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding the annual compensation for all officers, including the salary and the compensation package of executive officers. A portion of the compensation package includes a bonus award. The Compensation Committee also administers the Company's benefit plans, including the 1995 Stock Plan.

     Executive Committee. The Company's Executive Committee currently consists of three directors: Mr. Mitchell, Mr. Taylor and Mr. Way. The Executive Committee met two times in 1996. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company subject to any limitations imposed by resolution of the Board of Directors, the Bylaws of the Company or as set forth in Section 141 of the Delaware General Corporation Law.

     Nominating Committee. The Company's Nominating Committee was created in November 1996 and currently consists of Mr. Coburn and Mr. Mitchell. The Nominating Committee held no meetings in 1996. The function of the Nominating Committee is to propose directors and officers for election or reelection to the Board of Directors. The Nominating Committee will consider nominees recommended in writing by stockholders.

     During 1996, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Committee of the Board of Directors of Moovies, Inc. is composed of two non-employee directors. The Compensation Committee reviews and approves the compensation of the Company's executive officers at least annually. The Compensation Committee believes the actions of top executives of the Company have a profound impact on the short-term and long-term profitability of the Company. Therefore, the Compensation Committee gives significant attention to the design of the Company's compensation package.

     The Company's compensation package consists of three parts and is relatively simple in design. The three primary parts are a base salary, a cash bonus and stock-based incentive compensation. No significant perquisites are provided to executive officers.

BASE SALARY

     The Compensation Committee believes it is important for executive officers and other employees of the Company to receive acceptable salaries so that the Company can recruit and retain the talent it needs. In setting salaries, the Compensation Committee takes into consideration the individual employee's performance, length of service to the Company, and a subjective judgment regarding the impact the individual has on the Company. The base salary for each executive officer is set on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to the Company. The Compensation Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Compensation Committee. Salaries of all executive officers are reviewed annually by the Compensation Committee. The base salaries for new executive officers are established utilizing a procedure agreed upon by the Compensation Committee. In accordance with this procedure, the Compensation Committee consults with certain executive officers and the Human Resource Manager of the Company, and an appropriate range of base salary, bonus, and stock options is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with the candidate for employment, subject to acceptance and ratification by the Compensation Committee, and this negotiated base salary is reflected in the candidate's employment arrangement.

CASH BONUSES

     Cash bonuses are the next component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Committee considers the performance of the Company in reaching goals for increased revenues and pre-tax profit as well as the performance of each executive officer.

STOCK-BASED INCENTIVES

     Stock-based incentives have been a supplemental component of compensation for the Company's executive officers, and certain other employees, since the formation of the Company. The Company adopted a formal incentive stock option plan in 1995. The Compensation Committee approves grants of stock options under the Company's option plan.

     Historically, grants made by the Company have generally vested at a rate of 33% per year and have had a term of ten years. These options also usually expire upon termination of employment or a limited period thereafter, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

     The Compensation Committee believes that the Company's stock option program has been effective in focusing attention on stockholder value since the gain to be realized by executive officers upon exercise of options will change as the stock price changes. The Compensation Committee also believes that the long-term nature of the options encourages the Company's executive officers to remain with the Company. Finally, the Compensation Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to identify promptly with the Company's goal of increased stockholder value. The number of shares to be granted was established utilizing the procedure described above at "Base Salary." The Compensation Committee subjectively determined the number of shares to be granted based on its analysis of the number which would provide an adequate incentive to each new executive officer to accept a position with the Company.

     In general, following initial employment, the granting of stock-based incentives is considered by the Committee to be justified when the Company's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Each of these factors is weighed subjectively by Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely. As a result, stock options for shares of Common Stock were granted to certain officers for their continued outstanding performance and for making substantial contributions to the Company's increased revenues. See "Executive Compensation." The Committee thinks it unlikely that any participants in the Company's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance-related compensation exemptions are met) during any fiscal year, and has therefore determined that the Company will not take any affirmative action at this time to meet the requirements of such exemptions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Compensation Committee fixed the 1996 salary of Mr. John L. Taylor, Chief Executive officer of the Company, at $200,000. This exhibits the philosophy of the Compensation Committee as set forth at "Base Salary" and "Cash Bonuses" above. This salary was reflected in Mr. Taylor's employment agreement entered into in September 1994. Mr. Taylor's compensation is subject to annual review by the Board of Directors. The Board believes the compensation of Mr. Taylor, a founder of the Company, reflects the Committee's subjective opinion that Mr. Taylor has provided superlative leadership and fulfilled the functions of an executive officer of the Company at the highest level.

CONCLUSION

     The Compensation Committee believes that its mix of a cash salary and bonuses and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate the Company's management team to produce the best results possible given overall economic conditions and the difficulty of predicting the Company's performance in the short term.

Compensation Committee:                         Board of Directors:

THEODORE COBURN, Chairman                       JOHN L. TAYLOR
CHARLES D. WAY                                  F. ANDREW MITCHELL
                                                ROBERT J. KLEIN
                                                ARTHUR F. GREEDER, III
                                                MICHAEL A. YEARGIN
                                                THEODORE J. COBURN
                                                DOUGLAS M. RAINES
                                                CHARLES D. WAY

                               PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) and a "peer group" selected by Management of the Company. The peer group selected for inclusion in this proxy statement includes Hollywood Entertainment Corporation ("Hollywood"), Movie Gallery, Inc. ("MGI"), Video Update, Inc. ("VUI") and West Coast Entertainment Corp. ("West Coast") (collectively, the "Peer Group Companies"). Hollywood, MGI, VUI and West Coast have securities traded on the Nasdaq Stock Market. The Peer Group Companies were selected because they had been utilized as a basis for comparison with the Company in reports by analysts for each of the two co-managers of the Company's initial public offering. The Company previously used Viacom, Inc. ("Viacom") in its peer group. However, Viacom is a large entertainment conglomerate with only a small portion of its business in the retail videotape industry, and its stock is traded on the American Stock Exchange. Therefore, the Company has restructured its peer group to delete Viacom and replace it with West Coast. West Coast owns a chain of video specialty stores. West Cost completed its initial public offering and its common stock began trading on the Nasdaq Stock Market in May 1996 and is included in the new peer group beginning on that date. The returns for the peer group were weighted according to each issuer's market capitalization. The Performance Graph shows total return on investment for the period beginning August 4, 1995 (the date of the Company's initial public offering) and ending December 31, 1996.

VALUE OF $100 INVESTED ON AUGUST 4, 1995 AT:

                        [PERFORMANCE GRAPH APPEARS HERE]

         MEASUREMENT PERIOD                                  NEW PEER          OLD PEER           NASDAQ
        (FISCAL YEAR COVERED)              MOOVIES            GROUP             GROUP             MARKET
8/4/95                                           100.00            100.00            100.00            100.00
9/30/95                                          163.58             94.75             99.97            103.57
12/31/95                                         112.50             51.17             90.51            102.74
3/31/96                                          116.67             57.34             81.02            107.49
6/30/96                                           65.67             60.06             75.78            115.45
9/30/96                                           45.83             62.07             70.50            118.63
12/31/96                                          43.25             56.55             68.75            124.21

Total return assumes reinvestment of dividends.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Company's Chief Executive Officer and the two other most highly paid executive officers of the Company in 1996 (the "Named Executives"). The information presented is for the years ended December 31, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                     ----------------------------------     ------------
                                                              OTHER          SECURITIES
                                                              ANNUAL         UNDERLYING     ALL OTHER
          NAME AND                    SALARY     BONUS     COMPENSATION     OPTIONS/SARS   COMPENSATION
     PRINCIPAL POSITION       YEAR     ($)        ($)         ($)(1)           (#)(2)          ($)
     ------------------       ----   --------   -------    ------------     ------------   ------------
John Taylor.................  1996   $200,000   $25,000      $     0          $      0       $ 1,380(3)
  Chairman of the Board       1995    200,000         0            0                 0         1,110
  of Directors, President     1994     66,694(4)      0            0                 0             0
  and Chief Executive
     Officer
F. Andrew Mitchell(5).......  1996    207,000    25,000            0                 0         1,910(3)
  Chief Financial Officer     1995    190,181    10,000(6)         0                 0         1,910
                              1994          0         0            0                 0             0
Robert J. Klein(7)..........  1996    169,230    25,000            0           100,000        66,865(8)
  Chief Operating Officer     1995     97,014         0            0            40,000             0
                              1994     53,000         0       11,500(9)              0             0

---------------

 (1) Amounts for perquisites and other personal benefits extended to the Named Executives are less than 10% of the total annual salary and bonus of such named executive.
 (2) During the periods presented, the only form of long-term compensation utilized by the Company has been the grant of stock options. The Company has not awarded restricted stock or stock appreciation rights, nor has it made any long-term incentive payouts. Accordingly, the columns for "Restricted Stock Award(s)" and "Long Term Incentive Payouts" have been omitted.
 (3) In 1995, the Company adopted its supplemental life insurance program for Mr. Taylor and Mr. Mitchell. The Company's contributions to supplemental life insurance program for 1995 and 1996 were $1,110 and $1,380, respectively, for Mr. Taylor and $1,910 in both years for Mr. Mitchell.
 (4) Includes $46,774 of deferred salary earned by Mr. Taylor in 1994 but paid in 1995.
 (5) Mr. Mitchell joined the Company in March 1995. Mr. Mitchell's salary includes an additional $2,000 per month for his first 12 months with the Company.
 (6) Mr. Mitchell's bonus represents a signing bonus paid in 1995.
 (7) For Mr. Klein, includes amounts paid by Planet Video, Inc., a video chain acquired by the Company in August 1995. The salary amounts paid by Planet Video, Inc. were $53,000 for 1994 and $41,000 for 1995. The salary amount paid by the Company in 1995 was $56,014.
 (8) Includes amounts paid for relocation expenses and the Company's reimbursement for the federal income tax liability resulting from such income to the executive officer.
 (9) Includes professional fees reimbursed of $5,000, auto allowance of $3,500, and travel and entertainment allowance of $3,000, all paid to Mr. Klein by Planet Video, Inc.

     Grant of Options. During 1996, options were granted to Mr. Klein in recognition of his performance. No options were granted to any of the other Named Executives during 1996. No stock appreciation rights (SARs) have been granted by the Company. The following table sets forth information regarding the grant of options in 1996.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1996)

                                              INDIVIDUAL GRANTS
                          ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                           NUMBER OF       % OF TOTAL                                  AT ASSUMED ANNUAL RATES
                           SECURITIES     OPTIONS/SARS                                   OF APPRECIATION FOR
                           UNDERLYING      GRANTED TO                                        OPTION TERM
                          OPTIONS/SARS     EMPLOYEES        EXERCISE     EXPIRATION   --------------------------
NAME                      GRANTED (#)    IN FISCAL YEAR   PRICE ($/SH)    DATE(1)      5% ($)          10% ($)
----                      ------------   --------------   ------------   ----------   ---------      -----------
Robert J. Klein.........    100,000            29.4%        $11.875       3/4/2006     $746,812       $1,892,969

---------------

(1) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

     Options Exercised. No options were exercised by Named Executives in 1996. The following table sets forth information regarding the number of options held by the Named Executives as listed in the Summary Compensation Table, including the value of unexercised in-the-money options as of December 31, 1996. The closing price of the Company's Common Stock on December 31, 1996 used to calculate such values was $5 3/16 per share.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1996) AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 1996)

                                                                                                   VALUE OF
                                                               NUMBER OF SECURITIES               UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                   OPTIONS/SARS                  OPTIONS/SARS
                                 SHARES                           AT YEAR END (#)               AT YEAR END ($)
                              ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                          EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          ------------   ------------   -----------   -------------   -----------   -------------
Robert J. Klein.............        0             $0          46,666         93,334           $0             $0

     Option Repricing. The Company did not reprice any stock options in 1995 or 1996 and, to date, has not issued any stock appreciation rights.

     Long Term Incentive Plans. Presently, the Company has no long-term incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions for Moovies, Inc. are made by the Compensation Committee, comprised of Messrs. Way and Coburn. Prior to November 1996, compensation decisions for Moovies, Inc. were made by the Compensation Committee which was comprised of Mr. Coburn and Mr. Taylor.

     Theodore J. Coburn received approximately $140,000 during 1995 for consulting services primarily in connection with the Company's initial public offering and received $80,129 in 1996 on retainer as a consultant to the Company. Mr. Coburn's consulting retainer terminated in December 1996.

  Related Party Loans

     In March 1995, PARR-Four, Inc. d/b/a Video Express ("Video Express") borrowed $319,314 from Mr. Greeder pursuant to a demand promissory note with annual interest accruing at a rate equal to the applicable federal rate published periodically by the United State Treasury Department. In August 1995, the Company acquired Video Express and assumed the note. In October 1996, the note and the related accrued interest were repaid in full. The greatest amount outstanding under this note during 1996 was $319,314.

     In January 1995, First Row Video, Inc. ("First Row") loaned $260,804 to an affiliate which is 70% owned by Mr. Rogan pursuant to a demand promissory note with an annual rate of 6%. In August 1995, the Company acquired First Row and assumed the note. In March 1997, the note and the related accrued interest were repaid in full. The greatest amount outstanding under this note during 1996 was $260,804.

  Leases

     Prior to August 1995, Video Express leased one of its store facilities from Mr. Greeder. The Company assumed this lease in connection with the consummation of the Acquisitions. For the year ended December 31, 1996, the Company made rental payments under this lease aggregating $92,498.

     Prior to August 1995, First Row leased certain store facilities and a warehouse from an affiliated company. Mr. Rogan owns 70% of this affiliated company. The Company assumed these leases in connection with the consummation of the Acquisitions. For the year ended December 31, 1996, the Company made rental payments under these leases aggregating $399,759.

     Management believes that the transactions described above may not have been on terms as favorable to the Company, the Predecessor or the relevant video store chains, as applicable, as those that could have been obtained from unaffiliated parties; however, it is the Company's policy that all future transactions, if any, with affiliated parties will comply with the requirements of the Delaware General Corporation Law. As a result, any such transactions will be approved by the disinterested members of the Company's Board of Directors (or a committee thereof) or by the stockholders of the Company.

EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

     Effective September 1994, the Company entered into a three-year employment agreement with Mr. Taylor pursuant to which Mr. Taylor serves as President and Chief Executive Officer at an annual base salary of $200,000 and is eligible for an annual bonus at the discretion of the Board of Directors. The Company also maintains for the benefit of Mr. Taylor a $1.0 million life insurance policy.

     Effective March 1995, the Company entered into a two-year employment agreement with Mr. Mitchell pursuant to which he serves as Chief Financial Officer at an annual base salary of $200,000 and a guaranteed additional payment of $2,000 per month through March 1996. The agreement automatically renews on a year-to-year basis, but it may be terminated at any time by Mr. Mitchell or the Company upon 90-days prior written notice. Upon the expiration or termination of the Agreement, except for voluntary termination of employment by Mr. Mitchell or termination for just cause by the Company, Mr. Mitchell shall be paid severance compensation equal to twelve months base salary plus an amount equal to the average of any aggregate annual cash bonuses received by him during the prior two calendar years of employment (collectively the "Expiration Payment"). The Company may terminate the agreement without cause if it pays Mr. Mitchell the Expiration Payment plus, if such termination occurs during the original term of the agreement, an amount equal to the base salary which would have been paid to Mr. Mitchell had he remained an employee through the end of such two-year term. The Company also maintains a $1.5 million life insurance policy for the benefit of Mr. Mitchell.

     In August 1995, the Company entered into two-year employment agreements with Messrs. Raines and Yeargin, as Executive Vice President -- Real Estate and Development and as Executive Vice President -- Purchasing, respectively, pursuant to which each was paid a base salary at the annual rate of $150,000 and was eligible for an annual bonus granted at the discretion of the Board of Directors. Mr. Raines and Mr. Yeargin each resigned their positions as Executive Vice Presidents and terminated their respective employment agreements in March 1996.

     In August 1995, the Company entered into a three-year employment agreement with Mr. Klein and a one-year employment agreement with Mr. Greeder under which their annual base salaries were $100,000 and they were eligible for payment of bonuses granted at the discretion of the Board of Directors. In October 1995, Mr. Klein's salary under this employment agreement was increased to $150,000 per year. In March 1996, Mr. Klein's employment agreement was amended to increase his annual base salary to $175,000 and to grant Mr. Klein and an additional 100,000 stock options.

     Each of the above employment agreements contain covenants not to compete within a five-mile radius of the Company's store locations in existence at August 1995 for a period of two years following termination of employment, except that in the case of Messrs. Mitchell, Greeder and Klein such covenants are for a period of one year following termination of employment. Each of the above employment agreements contain nondisclosure provisions that generally provide that the employee will not disclose confidential information or trade secrets of the Company during the term of the agreement and for one year thereafter.

     In May 1996, the Board of Directors of the Company authorized the Company to enter into severance agreements with each of seven officers that provide for a severance payment of two times the applicable officer's average annual compensation (including salary and bonus) for the prior two years in the event that a "Change in Control" occurs and the officer either resigns or is terminated without cause by the Company within six months after such Change in Control. In addition, the Board approved a similar severance agreement for Mr. Klein that provides for a severance payment equal to (i) $1,000,000 minus (ii) the aggregate difference between the value of Mr. Klein's outstanding stock options (as measured by the spread between the market value of the Company's common stock and the exercise price) and $2,000,000. All such severance agreements define "Change of Control" as the occurrence of any of the following events:

          (a) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company, a wholly owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities have 51 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company; or

          (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

          (c) the approval of the stockholders of the Company of a plan of liquidation.

     In addition, stock option agreements granted to the employees of the Company, including Messrs. Klein, Greeder and Rogan, provide for immediate vesting of the options upon a Change of Control as described above.

                              CERTAIN TRANSACTIONS

     See "Management -- Compensation Committee Interlocks and Insider Participation" for a description of certain transactions among the Company and certain of its affiliates.

SECTION 16(A) REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick LLP has been the independent certified public accountants of the Company since the inception of the Company. Approval or selection of the independent certified public accountants of the Company is not submitted to the annual meeting of stockholders. The Board of Directors of the Company has historically selected the independent certified public accountants of the Company, with the advice of the Audit Committee.

     It is anticipated that a representative from the accounting firm of KPMG Peat Marwick LLP will be present at the annual meeting of stockholders to answer questions and make a statement if the representative desires to do so.

STOCKHOLDER PROPOSALS

     Appropriate proposals of stockholders intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company by December 18, 1997 for inclusion in its proxy statement and form of proxy relating to that meeting. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this proxy statement relates, the Company shall, in a timely manner, inform its stockholders of the change, and the date by which proposals of stockholders must be received.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1997 ANNUAL MEETING OF STOCKHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO F. ANDREW MITCHELL, CHIEF FINANCIAL OFFICER, MOOVIES, INC., 201 BROOKFIELD PARKWAY, GREENVILLE, SOUTH CAROLINA 29607.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                          By Order of the Board of Directors

                                          /s/ JOHN L. TAYLOR
                                          ------------------
                                          JOHN L. TAYLOR
                                          Chairman of the Board
                                          President and Chief Executive Officer

Dated: April 14, 1997

                                                                      APPENDIX A


                                 MOOVIES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 FOR USE AT THE ANNUAL MEETING ON MAY 15, 1997

     The undersigned stockholder hereby appoints JOHN L. TAYLOR and F. ANDREW MITCHELL, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the annual meeting of stockholders of MOOVIES, INC. (the "Company") to be held on May 15, 1997, and any adjournments thereof.

    The undersigned acknowledges receipt of Notice of the Annual Meeting and proxy statement, each dated April 14, 1997, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated on the reverse hereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    1. ELECTION OF DIRECTORS:  NOMINEES: Arthur F. Greeder, III, Charles D. Way

    [ ] FOR election of the individuals set       [ ] REFRAIN FROM VOTING FOR election of
        forth opposite as directors (except as        the individuals set forth as directors
        marked to the contrary)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write that person's name on the space provided below.)

--------------------------------------------------------------------------------

                        (continued on the reverse side)

    2. Upon such other matters as may properly come before the meeting or any adjournments thereof. THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY SHALL VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED PERSONS AS DIRECTORS


                                                Dated:                    , 1997
                                                      --------------------

                                                --------------------------------

                                                --------------------------------
                                                          (Signature)

                                                (Stockholders should sign
                                                exactly as name appears on
                                                stock. Where there is more than
                                                one owner each should sign.
                                                Executors, Administrators,
                                                Trustees and others signing in a
                                                representative capacity should
                                                so indicate.)

                                                Please enter your Social
                                                Security Number or Federal
                                                Employer Identification Number
                                                here:

                                                --------------------------------

"PLEASE MARK INSIDE BLUE BOX SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR
                                     VOTES"